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BRANTLEY CAPITAL CORPORATION
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FOR IMMEDIATE RELEASE

BRANTLEY CAPITAL MAILS LETTER TO STOCKHOLDERS

CLEVELAND, September 9, 2002 — Brantley Capital Corporation (Nasdaq:BBDC) today sent the following letter to stockholders:

Dear Fellow Brantley Stockholder,

     The date of Brantley’s Annual Meeting of Stockholders is rapidly approaching. As you know, dissident stockholder Phil Goldstein, who is seeking support for his own hand-picked slate of nominees in opposition to your Board of Directors, argues that the liquidation of Brantley’s assets is the best way to achieve a reduction in the discount between Brantley’s stock price and its NAV (net asset value). We believe that Mr. Goldstein is simply wrong about the relationship of NAV to Brantley’s stock price and that he misunderstands the likely consequences of the forced liquidation of Brantley’s investments. After well over a year of careful review and analysis, Brantley’s Board believes that the best way to achieve a higher stock price is for Brantley to continue to pursue the Company’s business plan to expand its mezzanine investments.

LIQUIDATION IS NOT A VIABLE OPTION

     The NAV of Brantley’s assets reflects the “fair value” of our investments as determined according to our valuation guidelines which have been developed based on generally accepted accounting principles and current SEC guidelines. Brantley’s investment valuations are required by law to be approved by its Board of Directors. In fact, these valuations have been approved unanimously each quarter since its inception by the Company’s Board. The fair value of an investment is determined based upon what we could reasonably expect to receive if that investment were sold in a “current sale” – that is, in a transaction negotiated between a willing buyer and a willing seller over a reasonable period of time. Sellers who can choose their timing have a higher likelihood of maximizing proceeds than those forced to divest. The investment valuation assessment does not contemplate a forced liquidation. Furthermore, the nature of Brantley’s portfolio necessitates consideration of several other important factors:

•	Brantley’s investments are in private companies. Unlike investments in publicly-traded equities, private investments have no liquid market value.

•	Brantley owns on average an 8% minority interest in its portfolio companies. Minority positions in private companies generally take longer to sell.

     We believe that the amount that can be realized upon the forced liquidation of our minority stake private company investments would be considerably less than the amount that could be realized if the Company were able to proceed in a planned and deliberate manner to sell its interests.

     As people familiar with business development companies (“BDCs”) know, Mr. Goldstein’s proposal to liquidate our Company reflects a limited understanding of both Brantley and the private equity industry. Mr. Goldstein has provided no substantive basis for his assumptions on value creation. Given the nature of Brantley’s investments, liquidation is not a viable option and we believe will not maximize stockholder value. Rather, we believe that Mr. Goldstein’s proposal is short-sighted and self-serving and is not in the long term best interests of the Company or its stockholders.

PROTECT YOUR INVESTMENT IN BRANTLEY BY VOTING TODAY FOR THE BRANTLEY BOARD
NOMINEES ON THE WHITE PROXY CARD.

     Your management’s plan, on the contrary, contemplates building a mezzanine debt portfolio that is expected to result in the payment of a regular dividend. Our management team and its advisors have presented your Board of Directors – including Mr. Goldstein – with a substantial amount of data that supports the premise that BDCs that pay a dividend typically trade at premiums to their NAVs per share. Therefore, management believes that the execution of its plan provides the best opportunity for stockholder value to be maximized.

PHIL GOLDSTEIN OFFERS ONLY RHETORIC, NOT A PLAN

     You may already have received proxy materials from dissident director Phil Goldstein. In an effort to divert stockholders from focusing on the real issues, Mr. Goldstein resorts to scare tactics and personal attacks on the Company’s management and Board. You should know that Mr. Goldstein has a history of making baseless personal attacks. In fact, some of Mr. Goldstein’s bluster is lifted directly from one of his prior unsuccessful proxy contests.

     We do not believe Mr. Goldstein’s name-calling and fear-mongering has any place in discussions about something as important as the future strategic direction of a publicly traded company. We ask that you ignore Mr. Goldstein’s ravings and focus on what matters – creating value for all Brantley stockholders. We think it is abundantly clear that when you strip out the hyperbole and insults from Mr. Goldstein’s position, he has no workable plan to enhance value for you, our stockholders. Moreover, we believe the glaring lack of experience of Mr. Goldstein’s hand-picked nominees, who have no business experience or any track record with BDCs, will not benefit the Company or its stockholders.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT
ALL STOCKHOLDERS SIGN, DATE AND RETURN THE WHITE PROXY CARD
TODAY TO VOTE FOR YOUR BOARD’S NOMINEES

     In anticipation of the forthcoming Annual Meeting and this important vote, Brantley management and directors have been meeting with our stockholders. We have appreciated this opportunity to discuss our strategic plan and to learn from our investors. We are pleased with the responses we have received from stockholders regarding our plans to maximize stockholder value.

     Time is short and your vote is extremely important – no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope. We strongly encourage you not to support the dissident nominees for Brantley’s Board of Directors. Please discard any green proxy card and any other materials that may be sent to you by Mr. Goldstein.

Thank you for your continued support.

On behalf of your Board of Directors,

Sincerely,

Robert P. Pinkas

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Stockholder Communications Inc. in the self-addressed, stamped envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by Mr. Goldstein. Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (866) 219-9662

FORWARD-LOOKING STATEMENTS

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

About Brantley Capital Corporation

Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http:www.BrantleyCapital.com.

CONTACT:

Brantley Capital Corporation Tab Keplinger 216-464-8400	Joele Frank, Wilkinson Brimmer Katcher Matthew Sherman 212-355-4449

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